Exhibit 5.1
Morgan F. Johnston, Esq.
1048 Texan Trail
Grapevine, Texas 76051
Phone (469) 293-2641
Fax: (972) 410-1066
June 17, 2009
Board of Directors of GreenHunter Energy, Inc.
1046 Texan Trail
Grapevine, Texas 76051
Gentlemen:
I have acted as counsel to GreenHunter Resources, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”), filed under the Securities Act of 1933, as amended, for the purpose of registering 7,355,000 shares (the “Shares”) of common stock, $.001 par value, of the Company. I have examined originals, or copies certified or otherwise identified to my satisfaction, of such corporate and other records, instruments, certificates and other documents as I deemed it necessary to examine for the purpose of this opinion.
Based on such information, I am of the opinion that the Shares, when issued, will constitute legally issued, fully paid and non-assessable shares of common stock, $.001 par value, of the Company.
I hereby consent to the references to the undersigned under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Sincerely,
Morgan F. Johnston